Exhibit 3(i)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SWISSINSO HOLDING INC.

It is hereby certified that:

1.             The name of the corporation is SWISSINSO HOLDING INC.

2.             The corporation hereby amends its Certificate of Incorporation as follows:

The first sentence of Paragraph FOURTH of the Certificate of Incorporation relating to the capital stock of the corporation is hereby deleted and shall now read as follows:

“FOURTH.     Number of Shares. The total number of shares of stock which the Corporation shall have authority to issue is 200,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”), and (b) 10,000,000 shares of Preferred Stock, par value $.0001 per share (“Series Preference Stock”).

3.             The amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.             The effective time of the amendment herein certified shall be upon the filing of this Certificate with the Secretary of State.

Signed on December 16, 2009.

__________________________
      Yves Ducommun
      Chief Executive Officer